UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2009

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road
Flemington, New Jersey 08822
(Address of principal executive offices) (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed in a Form 8-K filed with the Commission on June 30, 2009, NovaDel Pharma Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Agreement”) with Seaside 88, LP (“Seaside”) whereby the Company agreed to issue and sell to Seaside, and Seaside agreed to purchase from the Company, 500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), once every two (2) weeks for twenty-six (26) closings over a fifty-two (52) week period (the “Offering”). Pursuant to the terms of the Agreement, at the initial closing, the offering price of the Common Stock equaled 87% of the volume weighted average trading price of the Common Stock during the trading day immediately prior to the initial closing date. At each subsequent closing, on each 14th day thereafter, the offering price of the Company’s Common Stock will equal 87% of the volume weighted average trading price of the Common Stock for the ten-day trading period immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the Company’s Common Stock for the three trading days immediately prior to such closing is below $0.25 per share, then the particular subsequent closing will not occur and the aggregate number of Shares to be purchased shall be reduced by 500,000 shares of Common Stock.

Accordingly, on November 6, 2009, the Company had its eighth closing of the Offering pursuant to which Seaside purchased 500,000 shares of the Company’s Common Stock at a price per share of $0.26 having an aggregate value of approximately $131,500, and, the Company received net proceeds of approximately $126,055, after deducting commissions and $1,500 in non-accountable expenses, pursuant to the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVADEL PHARMA INC.

November 9, 2009	By:	/s/ Steven B. Ratoff
Steven B. Ratoff
Chairman, Interim Chief Financial Officer, Interim President and Chief Executive Officer